UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 3, 2025

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

38505 Woodward Avenue,	Suite 200,	Bloomfield Hills,	48304
Michigan
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code (248) 631-5450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock, $0.01 par value	TRS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
TriMas Corporation (the “Company”) has announced that, on June 3, 2025, the Board of Directors (the “Board”) appointed Mr. Thomas Snyder to the position of President and Chief Executive Officer of the Company (“CEO”), effective as of June 23, 2025 (or such earlier date on which Mr. Snyder and the Board may agree his employment will commence), subject to certain customary pre-employment conditions. The Board also has appointed Mr. Snyder as a member of the Board, effective June 23, 2025, subject to Mr. Snyder commencing employment with the Company. Mr. Snyder is succeeding Mr. Thomas Amato, the current President and Chief Executive Officer of the Company.
Mr. Snyder, age 58, brings nearly 35 years of experience in the packaging industry, having served in several leadership positions at Silgan Holdings Inc., a global manufacturer of packaging solutions for consumer goods products. Most recently, he served as President of Silgan Containers LLC, since October 2007, managing close to $3 billion in sales, while driving significant sales, earnings and cash flow growth during his tenure. Prior to that, Mr. Snyder was Executive Vice President of Silgan Containers from July 2006 until October 2007 and Vice President - Sales and Marketing of Silgan Containers from July 2002 until July 2006. Earlier in his career, Mr. Snyder served in the roles of Director of Sales, National Account Manager, Materials Application Engineer and various operations management positions for Silgan Containers. Mr. Snyder obtained an M.B.A. from Pepperdine University and a B.S. in Packaging from Michigan State University.
In connection with Mr. Snyder’s appointment as CEO, the Company has entered into an Offer Letter, dated June 3, 2025, with Mr. Snyder (the “Offer Letter”). Under the Offer Letter, Mr. Snyder will be entitled to the following compensation and benefits: (1) base salary at an annual rate of $800,000 per year; (2) for 2025, a lump-sum cash bonus of $400,000 paid in early 2026 (subject to pro-ration under certain death or disability circumstances, but paid in full for involuntary termination for good reason), with certain voluntary termination or termination for cause repayment obligations as described in the Offer Letter; (3) participation starting in 2026 in the Company’s annual short-term incentive compensation program (“STI”), with a target award of 100% of base salary that can be earned from 0% to 200% of target; (4) a one-time inducement grant under Nasdaq rules of approximately $4.25 million in time-based restricted stock units (the “Inducement RSUs”), as further described below; (5) a one-time inducement grant under Nasdaq rules of approximately $6.0 million in time-based, premium-priced stock options (the “Inducement Stock Options” and, together with the Inducement RSUs, the “Inducement Awards”), as further described below; (6) standard executive benefit and health and welfare plan participation; (7) four weeks of paid vacation annually (pro-rated for 2025); (8) entry into a Severance Agreement with the Company, as further described below; (9) a relocation reimbursement allowance of up to $450,000, subject to certain voluntary termination or termination for cause repayment obligations as described in the Offer Letter; (10) reimbursement for 90 days of commuting expenses at the start of his employment and two spousal trips to the Company’s Michigan headquarters; and (11) reimbursement for up to $35,000 in legal expenses relating to his onboarding process.
Mr. Snyder is also expected to enter into the Company’s standard indemnification agreement for officers, and will not be eligible for any additional compensation for his service on the Board while he is serving as President and Chief Executive Officer.
The Inducement Awards are specifically subject to and contingent on Mr. Snyder commencing employment with the Company, and are being granted pursuant to and in accordance with Nasdaq Listing Rule 5635(c)(4). The Inducement RSUs will generally vest ratably over a three-year period from the date of grant, subject generally to accelerated vesting for termination due to death or disability or involuntary termination without cause or for good reason, as well as double-trigger vesting in the event of a change in control of the Company. The Inducement Stock Options will consist of five tranches, with premium exercise prices of $30, $35, $40, $45, and $50 per share for each tranche, respectively (but in each case not less than the closing price for the Company’s stock on the date of grant), and each tranche will generally vest ratably over a five-year period from the date of grant. The Inducement Stock Options will have a 10-year term from the date of grant, and will be subject generally to pro-rata vesting of another portion of each tranche for termination due to death or disability or involuntary termination without cause or for good reason, as well as double-trigger vesting in the event of a change in control of the Company (or anticipatory termination within 90 days prior to a change in control). The Inducement Stock Options are subject to the Company’s compensation clawback policy.
The Severance Agreement will have a five-year initial term that extends on an evergreen annual basis, unless terminated by either the Company or Mr. Snyder. Under the Severance Agreement, for an involuntary termination without cause or for good reason not in connection with a change in control, Mr. Snyder will receive: (1) certain accrued obligations; (2) cash severance equal to one times the sum of his base salary plus his target STI award; (3) payment of any earned but unpaid STI award for the prior year; (4) payment of a pro-rated STI award for the year of termination based on actual performance for the full year; and (5) taxable continued health coverage for up to 12 months. For an involuntary termination without cause or for good reason within two years after a change in control (or within 90 days prior to a change in control), the Severance Agreement provides for Mr. Snyder to receive: (1) certain accrued obligations; (2) cash severance equal to two times the sum of his base salary plus his target STI award; (3) payment of any earned but unpaid STI award for the prior year (without negative discretion); (4) payment of a pro-rated STI award for the year of termination based on actual performance for the full year (without negative discretion); and (5) taxable continued health coverage for up to 24 months. Mr. Snyder will also receive certain accrued obligations for a voluntary termination without good reason or termination due to death or disability (plus up to 36 months of health coverage for his dependents for a termination due to death). The Severance Agreement provides for payments otherwise due upon a change in control to be reduced to ensure that none are subject to the golden parachute excise tax (or full payment subject to the excise tax, depending on which approach puts Mr. Snyder in the best after-tax position), and for compliance as described in the Severance Agreement with certain customary non-competition, non-solicitation and confidentiality covenants. Compensation and benefits under the Severance Agreement are subject to Mr. Snyder’s timely execution and non-revocation of a release of claims in favor of the Company, as further described in the Severance Agreement, plus application of the Company’s compensation clawback policy, as applicable.
In addition, as disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2025, upon Mr. Snyder commencing employment with the Company, Mr. Amato will transition to non-executive employment with the Company as a Special Advisor to assist Mr. Snyder with transition matters until June 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	June 9, 2025	By:	/s/ Jodi F. Robin
		Name:	Jodi F. Robin
		Title:	General Counsel and Secretary